Exhibit 99.1
Consolidated Results of Operations

The tables below present the impact of the adoption of the standard on our condensed consolidated statement of operations for the years ended December 31, 2017 and 2016. The syndicated programming barter revenue adjustments are reflected in the advertising revenue line and impact our Local Media segment results. The gross versus net adjustments for certain transactions at our Midroll business are reflected in the other revenue line and impact our National Media segment.

	Year Ended December 31, 2017
(in thousands)	As Previously Reported	Adjustments for Adoption of New Revenue Standard	As Adjusted

Operating Revenues:
Advertising	$564,708	$(829)	$563,879
Retransmission and carriage	259,712	—	259,712
Other	40,414	12,967	53,381
Total operating revenues	864,834	12,138	876,972
Costs and Expenses:
Employee compensation and benefits	367,735	—	367,735
Programming	216,467	12,138	228,605
Other expenses	185,869	—	185,869
Restructuring costs	4,422	—	4,422
Total costs and expenses	$774,493	$12,138	$786,631

	Year Ended December 31, 2016
(in thousands)	As Previously Reported	Adjustments for Adoption of New Revenue Standard	As Adjusted

Operating Revenues:
Advertising	$609,612	$(864)	$608,748
Retransmission and carriage	220,723	—	220,723
Other	38,485	6,495	44,980
Total operating revenues	868,820	5,631	874,451
Costs and Expenses:
Employee compensation and benefits	343,570	—	343,570
Programming	166,986	5,631	172,617
Other expenses	173,797	—	173,797
Acquisition and related integration costs	578	—	578
Total costs and expenses	$684,931	$5,631	$690,562

Business Segment Results
Quarterly operating results for our Local Media segment as adjusted for the adoption of the new revenue standard, are as follows:

	2017
(in thousands)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Segment operating revenues:
Core advertising	$115,733	$129,164	$117,745	$129,991	$492,633
Political	1,041	2,525	1,689	3,396	8,651
Retransmission	66,211	66,059	63,733	63,496	259,499
Other revenue	4,079	3,682	4,338	5,494	17,593
Total operating revenues	187,064	201,430	187,505	202,377	778,376
Segment costs and expenses:
Employee compensation and benefits	73,453	70,891	71,644	71,770	287,758
Programming	44,935	44,624	47,598	48,959	186,116
Other expenses	36,325	37,179	37,891	36,217	147,612
Total costs and expenses	154,713	152,694	157,133	156,946	621,486
Segment profit	$32,351	$48,736	$30,372	$45,431	$156,890

Quarterly operating results for our National Media segment as adjusted for the adoption of the new revenue standard, are as follows:

	2017
(in thousands)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Segment operating revenues:
Katz	$—	$—	$—	$40,975	$40,975
Midroll	6,513	7,402	7,102	10,182	31,199
Newsy	1,202	3,136	2,623	3,128	10,089
Other revenue	1,972	2,478	2,779	3,649	10,878
Total operating revenues	9,687	13,016	12,504	57,934	93,141
Segment costs and expenses:
Employee compensation and benefits	6,505	6,643	6,189	11,784	31,121
Programming	3,788	4,554	4,554	29,593	42,489
Other expenses	3,351	5,415	6,135	13,890	28,791
Total costs and expenses	13,644	16,612	16,878	55,267	102,401
Segment profit (loss)	$(3,957)	$(3,596)	$(4,374)	$2,667	$(9,260)

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